Exhibit 10.1
Amentum Holdings, Inc.

SEVERANCE PLAN FOR KEY EMPLOYEES
1.Introduction. The purpose of this Amentum Holdings, Inc. Severance Plan for Key Employees is to provide assurances of specified benefits to key employees of the Company and its Affiliates in the event of certain terminations of employment as described in this Plan (as such terms are defined below). This Plan is an “employee welfare benefit plan”, as defined in Section 3(1) of ERISA, established solely for the purpose of providing severance benefits to a select group of management or highly compensated employees within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2520.104-24, (i.e., a “top hat” plan), and will be construed accordingly. This document constitutes both the written instrument under which this Plan is maintained and the required summary plan description for this Plan. This Plan shall be effective as of the Effective Date (as defined below).
2.Definitions. As used herein, the following definitions will apply:
2.1.“Administrator” means (a) the Board or any committee thereof or (b) to the extent consistent with the Company’s governing documents and any applicable laws or regulations, any officer of the Company to whom the Board has delegated any authority or responsibility with respect to this Plan pursuant to Section 11, but only to the extent of such delegation; provided that, unless otherwise determined by the Board, the Company’s Chief People Officer (or, if no officer with such title exists, the officer performing the functions customarily associated with such title) shall be deemed to have been delegated the authority necessary to administer this Plan to the extent permitted under applicable laws, regulations and listing requirements.
2.2.“Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.
2.3.“Annual Base Salary” means the Participant’s annual base salary as in effect as of the date of the Participant’s Involuntary Termination (without regard to any reduction that would constitute Good Reason).
2.4.“Average Annual Bonus” means the average of all annual bonuses paid or payable to the Participant in respect of the three fiscal years ended prior to the fiscal year in which the employment of the Participant is terminated (or, if the Participant was not employed by the Company during each of such fiscal years, such lesser number of fiscal years during which the Participant was so employed); provided that for purposes of calculating “Average Annual Bonus”, (a) any pro-rated annual bonus awarded to the Participant for a fiscal year in which the Participant was employed for less than the full fiscal year shall be annualized, (b) the annual bonus for the last of the three fiscal years utilized in this calculation shall be disregarded (and the Participant shall be treated as if he or she were not employed during such fiscal year) if the annual bonus for that year (i) has not been paid because the Participant was terminated prior to the scheduled date for payment of such annual bonus or (ii) was paid based on an adverse change to the Participant’s Target Annual Bonus and (c) if, as of the date of the Participant’s termination of employment, the Participant was not employed by the Company for at least a completed fiscal year, then the term “Average Annual Bonus” shall mean the Participant’s Target Annual Bonus.

2.5.“Board” means the board of directors of the Company.
2.6.“Cause” means, with respect to a Participant, (a) the definition of “Cause” (or words of similar import) set forth in any Individual Agreement in effect at the time of the termination of the Participant’s employment or (b) if there is no such Individual Agreement or such term is not defined therein, as determined by the Administrator in good faith, the Participant’s: (i) intentional failure to perform assigned duties; (ii) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses) or conviction of or plea of nolo contendere to a felony or a crime of moral turpitude; (iii) personal dishonesty or willful misconduct in the performance of duties, which causes or threatens to cause material injury to the Company or any of its Affiliates, including any reputational harm; (iv) breach of fiduciary duties owed by Participant to the Company or any of its Affiliates; (v) material failure to comply with the Company’s code of conduct, employment practices or written policies; (vi) material breach of any of the terms contained in any Individual Agreement; or (vii) failure to cooperate in good faith with a governmental or internal investigation of the Company, any Affiliate or any of their respect directors, officers or employees, if the Company has requested the Participant’s cooperation.
2.7.“Certificate of Incorporation” means the Company’s Certificate of Incorporation, as may be amended from time to time.
2.8.“Change in Control” means the occurrence of any of the following events:
(a)a merger, reorganization, consolidation or similar form of business transaction directly involving the Company or indirectly involving the Company through one or more intermediaries, unless, immediately following such transaction, more than 50% of the voting power of the then-outstanding voting stock or other securities of the Person resulting from consummation of the transaction (which Person may be any parent corporation that as a result of the transaction owns directly or indirectly the Company and all or substantially all of the Company’s assets) entitled to vote generally in elections of directors of such Person is held by the existing Company stockholders (determined immediately prior to the transaction and related transactions);
(b)a single transaction or series of related transactions in which a Person (other than any employee benefit plan of the Company or an Affiliate, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the outstanding voting power of the Company’s then-outstanding voting securities;
(c)a single transaction or series of related transactions in which the Company, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate;
(d)at any time during any period of two consecutive years (not including any period prior to the Effective Date) individuals who at the beginning of such period constituted the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof; provided, however, that, any individual becoming a member of the Board subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of, or in connection with, an actual or threatened proxy contest with respect to the election or removal of Board members or other actual or threatened solicitation of proxies or consents by or on behalf of any Person or Persons (whether or not acting in concert) other than the Board; or
(e)the liquidation or dissolution of the Company.
Notwithstanding anything to the contrary herein, a Change in Control will not be deemed to have occurred by virtue of (i) the consummation of any transaction or series of related transactions immediately following which the Company’s stockholders immediately prior to the transaction or series of transactions continue to have substantially the same proportionate ownership and voting power in an entity which owns all or substantially all of the assets of the Company immediately following the transaction or series of transactions, (ii) any acquisition of additional securities of the Company or voting power with respect to the Common Stock by any or some combination of the Specified Stockholders (as defined below), (iii) any acquisition or disposition of shares of Common Stock by the Specified Stockholders or change in the total voting power of the Common Stock held by the Specified Stockholders as a result of any change in the voting power of the holders of Common Stock, including solely as a result of any decrease in the total number of shares of Common Stock, as applicable, outstanding or (iv) the consummation of the transactions contemplated by the Merger Agreement or any other Transaction Document (as defined in the Merger Agreement).

2.9.“Change in Control Period” means the time period beginning on the date that is 3 months prior to a Change in Control and ending on the date that is 24 months following a Change in Control.
2.10.“CIC Severance Multiplier” means the following based on the Participant’s position with the Company (if a Participant holds more than one position, only one CIC Severance Multiplier will apply, as determined by the Administrator in its sole discretion):

Participant’s Position	CIC Severance Multiplier
Executive Chair or Chief Executive Officer	2
Chief Financial Officer or Chief Operating Officer	1.5
All Other Participants	1
2.11.“CIC Severance Period” means the following based on the Participant’s position with the Company (if a Participant holds more than one position, only one Severance Period will apply, as determined by the Administrator in its sole discretion):

Participant’s Position	CIC Severance Period

Executive Chair or Chief Executive Officer	24 months
Chief Financial Officer or Chief Operating Officer	18 months
All Other Participants	12 months
2.12.“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
2.13.“Code” means the U.S. Internal Revenue Code of 1986, as amended.
2.14.“Common Stock” means the Company’s Common Stock, par value $0.01 per share.
2.15.“Company” means Amentum Holdings, Inc., a Delaware corporation, or any successor thereto.
2.16.“Disability” means a Participant’s inability to perform the customary duties of his or her position of employment by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than 12 months. The Administrator may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.
2.17.“Effective Date” means November 6, 2024.
2.18.“Equity Awards” means a Participant’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and other equity-based awards, in each case, with respect to the Common Stock.
2.19.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including the rules and regulations promulgated thereunder.
2.20.“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
2.21.“Executive Officer” means an “executive officer”, as defined in Rule 3b-7 under the Exchange Act, with respect to the Company (or, if the Company is no longer a public company, individuals who would be such an executive officer if the Company was a public company).
2.22.“Good Reason” means, with respect to a Participant, (a) the definition of “Good Reason” (or words of similar import) set forth in any Individual Agreement in effect at the time of the termination of the Participant’s employment or (b) if there is no such Individual Agreement or such term is not defined therein, the occurrence of one or more of the following (through a single action or series of actions) without the Participant’s written consent: (i) (A) outside of a Change in Control Period, a material reduction (i.e., 10% or greater) in the Participant’s annual base salary or target annual cash bonus amount other than as part of an across-the-board proportional reduction applicable to similarly situated employees of the Company and (B) during a Change in Control Period, a reduction in the Participant’s annual base salary or target annual cash bonus amount, provided that in each case, “annual cash bonus amount” shall not include one-time bonuses such as sign-on, spot and relocation bonuses; (ii) a change in the geographic location of the Participant’s primary work facility or location by more than 50 miles from its current primary location other than travel reasonably required in the performance of the Participant’s responsibilities; provided that such relocation also increases the Participant’s commute by at least 25 miles; or (iii) in the case of the Chief Executive Officer or a Participant who reports directly to the Chief Executive Officer, a material adverse change in such Participant’s duties or responsibilities; provided, however, that a change resulting solely because the Company reorganizes one or more business units, its functional organization or its reporting relationships, other than during the Change in Control Period, will not be considered a material adverse change in the Participant’s duties or responsibilities.
Notwithstanding the foregoing, the Participant will be not entitled to resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 60 days of the initial existence of the grounds for “Good Reason” and the Company fails to reasonably cure such grounds within a reasonable cure period of not less than 30 days following the date of such notice. In addition, the Participant’s resignation will not qualify as a resignation for “Good Reason” unless (A) the grounds for “Good Reason” are not reasonably cured within the cure period specified in the preceding sentence and (B) the Participant resigns within 60 days following the end of such cure period.
2.23.“Individual Agreement” means, as to any Participant, any agreement as may be in effect from time to time between the Participant and the Company (or any Affiliate) that provides for benefits upon an Involuntary Termination or upon a change in control (or similar phrase).
2.24.“Involuntary Termination” means a termination of the Participant’s employment with the Company and its Affiliates (a) by the Participant for Good Reason or (b) by the Company and its Affiliates for a reason other than Cause, the Participant’s death or Disability. For the avoidance of doubt, a transfer of the Participant’s employment or service from one business group, including corporate groups, or Affiliate of the Company to another business group or Affiliate of the Company shall not be considered an Involuntary Termination of the Participant’s employment with the Company and its Affiliates.
2.25.“Merger Agreement” means that Agreement and Plan of Merger, dated as of November 20, 2023, by and among Jacobs Solutions Inc., Amazon Holdco Inc., Amentum Parent Holdings LLC and Amentum Joint Venture LP.
2.26.“Participant” means any Executive Officer of the Company and any other employee of the Company or of any Affiliate of the Company who has been designated by the Board to participate in this Plan either by position or by name.
2.27.“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity, or a “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.
2.28.“Plan” means this Amentum Holdings, Inc. Severance Plan for Key Employees.
2.29.“Proration Factor” means a fraction, the numerator of which is the number of days the Participant worked during the fiscal year in which such Participant’s Involuntary Termination occurred through and including the date of such Participant’s Involuntary Termination and the denominator of which is the number of days in such fiscal year.

2.30.“Section 280G” means Section 280G of the Code, including the rules and regulations promulgated thereunder.
2.31.“Section 409A” means Section 409A of the Code, as amended, including the rules and regulations promulgated thereunder, or any state law equivalent.
2.32.“Severance Benefits” means the compensation and other benefits that the Participant will be provided in the event of an Involuntary Termination.
2.33.“Severance Multiplier” means the following based on the Participant’s position with the Company (if a Participant holds more than one position, only one Severance Multiplier will apply, as determined by the Administrator in its sole discretion):

Participant’s Position	Severance Multiplier
Executive Chair or Chief Executive Officer	N/A
Chief Financial Officer or Chief Operating Officer	1.5
All Other Participants	1
2.34.“Severance Period” means the following based on the Participant’s position with the Company (if a Participant holds more than one position, only one Severance Period will apply, as determined by the Administrator in its sole discretion):

Participant’s Position	Severance Period
Executive Chair or Chief Executive Officer	N/A
Chief Financial Officer or Chief Operating Officer	18 months
All Other Participants	12 months
2.35.“Specified Stockholder” means, individually or collectively (in any combination thereof), each of (i) Jacobs Solutions Inc. and its Affiliates, (ii) Amentum Joint Venture L.P. (“Amentum JV”) and (iii) each of the equityholders of Amentum JV and each of their Affiliates.
2.36.“Target Annual Bonus” means the Participant’s target annual cash bonus amount for the year of the Participant’s Involuntary Termination (without regard to any reduction that would constitute Good Reason).

3.Eligibility for Severance Benefits. A Participant is eligible for Severance Benefits, as described in Sections 4 and 5, only if he or she experiences an Involuntary Termination.
4.Involuntary Termination not within the Change in Control Period. Subject to the Participant’s compliance with Section 7, upon an Involuntary Termination that is not within the Change in Control Period, the Participant will be eligible to receive the following Severance Benefits, subject to the terms and conditions of this Plan:
4.1.Cash Severance. An amount in cash equal to (a) the sum of the Participant’s Annual Base Salary and Average Annual Bonus multiplied by (b) the Severance Multiplier, payable, subject to Section 9, in a single lump sum on or before the 70th day after the Participant’s Involuntary Termination;
4.2.Prorated Bonus. An amount in cash equal to (a) the Participant’s Target Annual Bonus multiplied by (b) the Proration Factor, payable, subject to Section 9, in a single lump sum on or before the 70th day after the Participant’s Involuntary Termination;
4.3.Medical, Dental, Life Insurance and Financial Planning Benefits Continuation. During the Severance Period, the Participant and the Participant’s dependents shall receive the following benefits: (a) if the Participant timely and properly elects continued coverage pursuant to COBRA, medical and dental coverage at the same benefit levels as provided to active Executive Officers, a lump sum cash payment in an amount sufficient to cover the total amount of the monthly medical and dental insurance premiums payable by the Participant for continued benefits coverage pursuant to COBRA immediately prior to such Participant’s Involuntary Termination; (b) a monthly cash payment grossed up for taxes to permit the Participant to purchase life insurance coverage at the same benefit level as currently provided to active Executive Officers and at the same cost to the Participant as is generally provided to active Executive Officers; and (c) a lump cash payment to permit the Participant to receive continued financial planning services at the same benefit level as currently provided to active Executive Officers. Notwithstanding any provision of this Plan to the contrary, (i) the Company may, in its sole discretion, determine to accelerate all or a portion of the payments provided for under this Section 4.3 and pay such accelerated portion to the Participant at the same time as the severance provided for under Section 4.1, but only to the extent permitted under Section 409A, and (ii) to the extent necessary to satisfy Section 105(h) of the Code, or if the Company determines it is necessary to avoid the imposition of an excise tax on the Company, the Company will be permitted to alter the manner in which medical and dental benefits are provided to a Participant following an Involuntary Termination; provided that the after-tax cost to the Participant of such benefits shall not be greater than the cost applicable to similarly situated Executive Officers who have not terminated employment; and
4.4.Outplacement. The Participant shall receive reasonable outplacement services to be provided by a service provider selected by the Company during the Severance Period, the cost of which shall be borne by the Company; provided that, notwithstanding the foregoing, the Participant shall commence using such services within 12 months of such Participant’s Involuntary Termination, such outplacement services shall end not later than the last day of the second calendar year that begins after the date of such Involuntary Termination and the Company shall pay any amounts in respect of such outplacement services not later than the last day of the third calendar year that begins after the date of such Involuntary Termination.
5.Involuntary Termination during the Change in Control Period. Subject to the Participant’s compliance with Section 7, upon an Involuntary Termination that is within the Change in

Control Period, the Participant will be eligible to receive the following Severance Benefits, subject to the terms and conditions of this Plan:
5.1.Cash Severance. An amount in cash equal to (a) the sum of the Participant’s Annual Base Salary and Average Annual Bonus multiplied by (b) the CIC Severance Multiplier, payable, subject to Section 9, in a single lump sum on or before the 70th day after the Participant’s Involuntary Termination;
5.2.Prorated Bonus. An amount in cash equal to (a) the Participant’s Target Annual Bonus multiplied by (b) the Proration Factor, payable, subject to Section 9, in a single lump sum on or before the 70th day after the Participant’s Involuntary Termination;
5.3. Medical, Dental, Life Insurance and Financial Planning Benefits Continuation. During the CIC Severance Period, the Participant and the Participant’s dependents shall receive the following benefits: (a) if the Participant timely and properly elects continued coverage pursuant to COBRA, medical and dental coverage at the same benefit levels as provided to active Executive Officers, a lump sum cash payment in an amount sufficient to cover the total amount of the monthly medical and dental insurance premiums payable by the Participant for continued benefits coverage pursuant to COBRA immediately prior to such Participant’s Involuntary Termination; (b) a monthly cash payment grossed up for taxes to permit the Participant to purchase life insurance coverage at the same benefit level as currently provided to active Executive Officers and at the same cost to the Participant as is generally provided to active Executive Officers; and (c) a lump cash payment to permit the Participant to receive continued financial planning services at the same benefit level as currently provided to active Executive Officers. Notwithstanding any provision of this Plan to the contrary, (i) the Company may, in its sole discretion, determine to accelerate all or a portion of the payments provided for under this Section 5.3 and pay such accelerated portion to the Participant at the same time as the severance provided for under Section 5.1, but only to the extent permitted under Section 409A, and (ii) to the extent necessary to satisfy Section 105(h) of the Code, or if the Company determines it is necessary to avoid the imposition of an excise tax on the Company, the Company will be permitted to alter the manner in which medical and dental benefits are provided to a Participant following an Involuntary Termination; provided that the after-tax cost to the Participant of such benefits shall not be greater than the cost applicable to similarly situated senior executives of the Company who have not terminated employment;
5.4.Outplacement. The Participant shall receive reasonable outplacement services to be provided by a service provider selected by the Company during the CIC Severance Period, the cost of which shall be borne by the Company; provided that, notwithstanding the foregoing, the Participant shall commence using such services within 12 months of such Participant’s Involuntary Termination, such outplacement services shall end not later than the last day of the second calendar year that begins after the date of such Involuntary Termination and the Company shall pay any amounts in respect of such outplacement services not later than the last day of the third calendar year that begins after the date of such Involuntary Termination; and
5.5.Equity Award Vesting Acceleration Benefit. The Participant’s Equity Awards that remain unvested as of the date of the Participant’s Involuntary Termination will accelerate in full and, to the extent applicable, become immediately exercisable, with any outstanding performance-based vesting conditions deemed achieved at the level of on target performance. Subject to Section 9, any vested restricted stock units will be settled on or before the 70th day after the Participant’s Involuntary Termination.

5.6.Coordination with Severance Benefits Payable Pursuant to Section 4. Notwithstanding the foregoing, in the event the Participant experiences an Involuntary Termination prior to a Change in Control and becomes entitled to receive Severance Benefits pursuant to Section 4, (a) the cash Severance Benefits the Participant will be eligible to receive pursuant to Sections 5.1, 5.2 and 5.3 will be reduced (but not below zero) by the cash Severance Benefits the Participant received or is entitled to receive pursuant to Sections 4.1., 4.2 and 4.3 or, if the Participant is not eligible to receive Severance Benefits pursuant to Section 4, the cash severance payments and (b) any Equity Awards that were unvested as of the date of the Participant’s Involuntary Termination and would have been forfeited pursuant to their terms will instead accelerate in full as of the Change in Control, with any performance-based awards deemed earned based on target performance (or such greater amount as may be provided for in connection with such Change in Control). Any excess cash Severance Benefits that become payable to the Participant and any additional restricted stock units that accelerate vesting, in each case pursuant to this Section 5.6, will, subject to Section 9, be paid or settled, as applicable, as soon as practicable following the Change in Control and in no event later than 30 days following the Change in Control.
6.Limitation on Payments. In the event that the Severance Benefits and any other severance or benefits otherwise payable to a Participant (a) constitute “parachute payments” within the meaning of Section 280G (the “280G Payments”) and (b) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Participant will be entitled to receive either (i) the full amount of the 280G Payments or (ii) the maximum amount that may be provided to the Participant without resulting in any portion of such 280G Payments being subject to such Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local taxes and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest portion of the 280G Payments. If a reduction in the 280G Payments is necessary so that no portion of such benefits is subject to the Excise Tax, such reduction will occur in the following order: (A) any cash payment under any retention bonus agreement or similar agreement, (B) any cash severance payable pursuant to this Plan; (C) any other cash amount payable to the Participant; (D) any benefit valued as a 280G Payment; and (E) acceleration of vesting of any equity award. Such reduction shall be first applied to payments and benefits in each of the forgoing categories in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination. Any determination required under this Section 6 will be made in writing by a nationally recognized public accounting firm designated by public accountants of the Company or, if so designated by the Company prior to the event triggering Section 280G, the Company or such other person or entity as determined in good faith by the Company, in each case, whose determination will be conclusive and binding upon the Participant. For purposes of making the calculations required by this Section 6, the individual or entity making the determinations provided for under this Section 6 may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.
7.Conditions to Receipt of Severance.
7.1.Release Agreement. As a condition to receiving the Severance Benefits, each Participant will be required to sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company (the “Release”). In all cases, the Release must become effective and irrevocable no later than the 60th day following the Participant’s Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

7.2.Confidential Information and Other Requirements. A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the terms of any employee invention and confidentiality agreement or similar agreement, including any Individual Agreement that includes restrictive covenant obligations, between the Participant and the Company. Any unpaid Severance Benefits under this Plan will be forfeited immediately if the Participant violates any such agreement and/or the provisions of this Section 7.
8.Other Arrangements. Notwithstanding any provision of this Plan, but subject to the limitation on 280G Payments set forth in Section 6, in the case of an Involuntary Termination of a Participant who is party to one or more Individual Agreements, such Participant will be entitled under this Plan to receive either the aggregate severance payments and benefits provided under (a) this Plan or (b) such Individual Agreements, whichever is greater (but not both); provided, however, that the severance payments and other benefits provided herein or under such Individual Agreement will be made at the time and in the form necessary to comply with, and not trigger any taxes or penalties under, Section 409A. For the avoidance of doubt, any Severance Benefits payable hereunder will not result in a duplication of the amount the Participant is eligible to receive pursuant to any Individual Agreement. If a Participant was otherwise eligible to participate in any other Company severance and/or change in control plan (whether or not subject to ERISA), then participation in this Plan will supersede and replace eligibility in such other plan.
9.Section 409A.
9.1.This Plan and the Severance Benefits are intended to comply with or be exempt from the requirements of Section 409A and will be construed and interpreted in accordance with such intent. To the extent that any Severance Benefit is subject to Section 409A, the Severance Benefit will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A in order to avoid taxes or penalties under Section 409A.
9.2.No Participant or the creditors or beneficiaries of a Participant will have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to any Participant or for the benefit of any Participant under this Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.
9.3.If, at the time of a Participant’s separation from service (within the meaning of Section 409A), (a) such Participant is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (b) the Company makes a good-faith determination that an amount payable pursuant to this Plan constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it on the first business day after such six-month period. Such amount will be paid without interest, unless otherwise determined by the Administrator, in its discretion, or as otherwise provided in any Individual Agreement.
9.4.Notwithstanding any provision of this Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Plan as the Company deems necessary or desirable, in its sole discretion and without the consent of the Participants, to avoid the imposition of taxes or penalties under Section 409A. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with any Severance Benefits (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates will have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.
9.5.Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 409A. In addition, to the extent necessary to comply with Section 409A, if the period during which a Release must be executed and become irrevocable spans two calendar years, payment of the Severance Benefits will commence in the second calendar year.
10.Withholdings. The Company or any Affiliate will have the right and is hereby authorized to withhold from any Severance Benefits due under this Plan or from any compensation or other amount owing to a Participant, the amount (in cash, shares, other securities or other property) of any applicable withholding taxes in respect of the amounts payable under this Plan and to take such other action as may be necessary in the opinion of the Administrator or the Company to satisfy all obligations for the payment of such taxes.
11.Administration. This Plan will be administered and interpreted by the Administrator (in his, her or its sole discretion). The Administrator is the “named fiduciary” of this Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to this Plan, and any interpretation by the Administrator of any term or condition of this Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to this Plan and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to this Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of this Plan must be approved by the Board.
12.Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 11, each such officer will not be excluded from participating in this Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under this Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under this Plan.
13.Amendment or Termination. The Board, by action of the Administrator, reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time, subject to the provisions of this Section 13. Any amendment or termination will be effective as of the date determined by the Board; provided, however, that, except as set forth in Section 9, any such amendment or termination will not affect any right of any Participant to claim benefits under this Plan for events occurring prior to the effective date of such amendment or termination. Any amendment or termination of this Plan will be in writing. Notwithstanding the foregoing, beginning on the date that a Change in Control occurs, the Company may not, without a Participant’s written consent, amend or terminate this

Plan in any way, nor take any other action under this Plan, which (a) prevents the Participant from becoming eligible for Severance Benefits or (b) reduces or alters to the detriment of the Participant the Severance Benefits payable, or potentially payable, to the Participant (including, without limitation, imposing additional conditions). Any action of the Company in amending or terminating this Plan will be taken in a non-fiduciary capacity.
14.Claims and Appeals.
14.1.Claims Procedure. Any employee or other person who believes he or she is entitled to any Severance Benefits may submit a claim in writing to the Administrator within 90 days of the earlier of (a) the date the claimant learned the amount of his or her Severance Benefits and (b) the date the claimant learned that he or she will not be entitled to any Severance Benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of this Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and this Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
14.2.Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of this Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA. The decision of the Administrator is final and binding on all parties.
15.Attorneys’ Fees. The parties will each bear their own expenses, legal fees and other fees incurred in connection with this Plan.
16.Source of Payments. All payments under this Plan will be paid from the general funds of the Company; no separate fund will be established under this Plan, and this Plan will have no assets. No right of any person to receive any payment under this Plan will be any greater than the right of any other general unsecured creditor of the Company.
17.Benefits Nontransferable. In no event may any current or former employee of the Company or any of its Affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under this Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

18.No Right to Continued Employment. Neither the establishment or maintenance or amendment of this Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. This Plan in no way alters a Participant’s at-will employment arrangement with the Company, and the Company expressly reserves the right to discharge any of its employees, including the Participant, at any time, with or without cause. However, as described in this Plan, a Participant may be entitled to Severance Benefits depending upon the circumstances of his or her termination of employment.
19.Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under this Plan and agrees expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of this Plan by operation of law, or otherwise.
20.Applicable Law. This Plan will be governed by, and construed in accordance with, ERISA, and, to the extent applicable, the laws of the Commonwealth of Virginia, as such laws are applied to contracts entered into and performed in such Commonwealth. For purposes of any action, lawsuit or other proceedings brought to enforce this Plan, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the United States District Court for the Eastern District of Virginia, or, if such court does not have subject matter jurisdiction, the state courts of Virginia located in Fairfax County, and no other courts, where this Plan is made and/or to be performed.
21.Severability. If any provision of this Plan is or becomes or is deemed to be invalid, illegal or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of this Plan, and this Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.
22.Headings and Construction. Headings are given to the Sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Plan, they will be deemed to be followed by the words “but not limited to”, and the word “or” will not be deemed to be exclusive. Pronouns and other words of gender will be read as gender neutral. Words importing the plural will include the singular and the singular will include the plural.
23.Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of this Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.